As filed with the Securities and Exchange Commission on October 30, 2020

Registration No. 333-175895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRESH DEL MONTE PRODUCE INC.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman, KY1-9005

Cayman Islands

(305) 520-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fresh Del Monte Produce Inc.

2011 Omnibus Share Incentive Plan

(Full Title of the Plan)

Marlene M. Gordon

Senior Vice President, General Counsel, Chief Compliance Officer & Communications Officer

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

(305) 520-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

(Address of Registrant’s U.S. Executive Office)

Kara L. MacCullough, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On July 29, 2011, Fresh Del Monte Produce Inc. (the “Company” or “Registrant”) filed a Registration Statement on Form S-8 (Registration No. 333-175895) (the “Registration Statement”), to register 3,000,000 ordinary shares, par value $0.01 per share, issued under the Company’s 2011 Omnibus Share Incentive Plan, as amended (the “Plan”) for resale by certain selling securityholders. This Post-Effective Amendment No. 3 to the Registration Statement (this “Post-Effective Amendment”) is being filed with the Securities and Exchange Commission (the “Commission”) to update the U.S. duly authorized representative of the Registration Statement. No other changes are being made to the information set forth in the original Registration Statement except as set forth herein.

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K:

Commission Filing (File No. 333-07708)	Period Covered or Date of Filing
Annual Report on Form 10-K (including the portions of the Proxy Statement on Schedule 14A for the 2020 Annual General Meeting of Shareholders filed with the Commission on March 19, 2020 that are incorporated by reference therein)	Year ended December 27, 2019

Quarterly Reports on Form 10-Q	Quarters ended March 27, 2020, June 26, 2020 and September 25, 2020

Current Reports on Form 8-K (including amendments)	January 28, 2020, April 13, 2020, April 28, 2020 and April 30, 2020

Description of the Company’s ordinary shares incorporated by reference to the Registration Statement on Form 8-A filed with the Commission on October 15, 1997, as updated by the description contained in Exhibit 4.2 to the Annual Report on Form 10-K for the year ended December 27, 2019, and any amendment or report filed for the purpose of updating such description	Exhibit 4.2

All subsequent documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Post- Effective Amendment

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Companies Law (2020 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers and directors. However, there is Cayman Islands case law which would indicate that indemnification may be permissible for the directors and officers own negligence and breach of duty but not where there is evidence of dishonesty, fraud or willful default by a director or officer of the company.

Article 112 (the “Regulation”) of the Registrant’s Amended and Restated Articles of Association provides substantially as follows:

(a)    Every Director (including, for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles), and any former Director or officer (solely with respect to such former Director’s or officer’s term as such) and every Managing Director, Secretary, Assistant Secretary, or other officer or agent, for the time being and from time to time of the Company and the personal representatives of the same and any individuals who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of (i) another corporation, partnership, joint venture or other entity which is a subsidiary of the Company, or (ii) a trust or employee benefit plan associated with the business of the Company or a subsidiary of the Company shall be indemnified and secured harmless out of the assets and funds of the Company from and against any claim or liability and all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions (including any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Company), including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court, whether in the Cayman Islands or elsewhere. The Company shall further have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to any employee or agent of the Company.

(b)    No such Director, Alternate Director, Managing Director, agent, Secretary, Assistant Secretary or other officer of the Company shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such Director, Alternate Director, Managing Director, agent, Secretary, Assistant Secretary or other officer of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

(c)    Neither the amendment nor repeal of this Regulation, nor the adoption or amendment of any other provision of the Memorandum and Articles of Association of the Company inconsistent with this Regulation, shall apply to affect in any respect the applicability of this Regulation with respect to any act, or circumstance or condition, or failure to act, which occurred prior to such amendment, repeal or adoption.

The Registrant also carries liability insurance covering officers and directors. Pursuant to the Plan the Registrant has agreed to indemnify the directors and officers of the Registrant for action of such directors and officers relating to the Plan, in certain circumstances.

Item 8.	Exhibits.

Exhibit Number	Exhibits

4.1	Amended and Restated Memorandum of Association of Fresh Del Monte Produce Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 27, 2019).

4.2	Amended and Restated Articles of Association of Fresh Del Monte Produce Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 27, 2019).

4.3	2011 Omnibus Share Incentive Plan, effective May 4, 2011 (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2011).

5.1	Opinion of Walkers, Attorneys-at-Law, Cayman Islands counsel to the Registrant (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-175895) filed on July 29, 2011).

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Walkers, Attorneys-at-Law, Cayman Islands counsel to the Registrant (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on October 30, 2020.

Fresh Del Monte Produce Inc.

By:	/s/ Mohammad Abu-Ghazaleh
Mohammad Abu-Ghazaleh
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mohammad Abu-Ghazaleh and Eduardo Bezerra as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

By:	/s/ Mohammad Abu-Ghazaleh Mohammad Abu-Ghazaleh	Chairman and Chief Executive Officer (principal executive officer)	October 30, 2020

By:	/s/ Eduardo Bezerra Eduardo Bezerra	Senior Vice President & Chief Financial Officer (principal financial and accounting officer)	October 30, 2020

By:	/s/ Ahmad Abu-Ghazaleh Ahmad Abu-Ghazaleh	Director	October 30, 2020

By:	/s/ Amir Abu-Ghazaleh Amir Abu-Ghazaleh	Director	October 30, 2020

By:	/s/ Charles Beard, Jr. Charles Beard, Jr.	Director	October 30, 2020

By:	/s/ Michael J. Berthelot Michael J. Berthelot	Director	October 30, 2020

By:	/s/ Mary Ann Cloyd Mary Ann Cloyd	Director	October 30, 2020

By:	/s/ John H. Dalton John H. Dalton	Director	October 30, 2020

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed on behalf of the Registrant by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on October 30, 2020.

By:	/s/ Eduardo Bezerra
Name: Eduardo Bezerra